EXHIBIT 99.2

L-1 INDENTITY SOLUTIONS

Moderator: Lisa Cradit

07-29-09/10:00 a.m. CT

Confirmation # 17939430

L-1 IDENTITY SOLUTIONS

Moderator: Lisa Cradit

July 29, 2009

11:00 a.m. EST

Operator:

Welcome to L-1 Identity Solutions Second Quarter and First Six Months 2009 Financial Results conference call. At this time all participants have been placed in a listen only mode. And the floor will be open for your questions following the presentation. If you would like to ask a question at that time, please press star one on your touch tone phone. If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key. If you should require operator assistance, please press star zero. We ask that you please pick up your handset to allow optimal sound quality.

It is now my pleasure to turn the floor over to Lisa Cradit. Miss Cradit, you may begin.

Lisa Cradit:	Good morning and thank you for joining us for L-1 Identity Solutions Second Quarter and First Six Months 2009 Financial Results conference call.

Statements that representatives of L-1 Identity Solutions make today during this call that are not historical facts are forward looking statement made under the Safe Harbor provision of Private Securities Litigation Reform Act of 1995. Forward looking statements are based on management’s current beliefs and assumptions and involve inherent risks and uncertainties. Any statements made today about future expectations or results are necessarily only estimates. Actual results could differ materially from any forward looking expectations. Factors that may cause difference between forward looking expectations and future actual results are fully described in the company’s SEC filing. The

L-1 INDENTITY SOLUTIONS

Moderator: Lisa Cradit

07-29-09/10:00 a.m. CT

Confirmation # 17939430

company expressly disclaims any obligation to revise or update any forward looking statement.

Representatives of L-1 plan to use a number of defined financial during this morning’s call such as adjusted EBITDA, organic growth, unlevered free cash flow, backlog and net debt. Please refer to the company’s earnings press release issued this morning for further definition of and context for the use of these terms. With that I am pleased to turn the call over to Bob LaPenta. Mr. LaPenta.

Bob LaPenta:	Good morning everyone and thank you for joining our second quarter and six month call.

I think we had a good quarter in line with our expectations. All of our divisions are performing well and SCD had a great booking quarter as we indicated, booking over $189 million of new driver’s license and credentialing orders during the first half. Many States are implementing facial recognition and document authentication and this will enhance our revenue, income and gross margins going forward.

It’s important to note, and we indicated this in our forward guidance, that Passport sales are particular impacted by the economy and they’re going to be down almost $15 million for the year and Passport Card also is going to be down about $5 million for the year, mainly resulting from a large order of printers that we booked and shipped in the second quarter of last year. Despite their profit, the credentialing group profit is going to be up almost 60 percent from the year, and EBITDA from $36 to over $56 million. And they’re going to have over 10 percent organic growth for the year.

Enrollment had a great quarter, opened 287 enrollment centers during the quarter. Gives us over 900 now, we expect to have over 1,000 at year end. Their sales are up 65 percent from the prior year, and they’re performing exceedingly well on our two large new contract opportunities, namely New York State and TWIC. With respect to TWIC we see large opportunities going forward in transportation. And we’re hearing a lot of talk about immigration and we think this is going to be the platform. Should any

L-1 INDENTITY SOLUTIONS

Moderator: Lisa Cradit

07-29-09/10:00 a.m. CT

Confirmation # 17939430

opportunity arise in enrollment, we think this is going to be the platform that’ll be impacted. So there’s a lot of upside potential. It’s important to note on enrollment, they’re going to be up about 20 percent for the year. And they’re going to exit the year at a run rate of over $170 million, versus this year’s $117 million plus in revenue.

Biometrics had a great quarter. Bookings on PIER, HIIDE and facial in connection with the additional driver’s license opportunities are increasing. And I think more importantly the customer base is expanding beyond our traditional customer with the Army. It’s important. Our ABIS platform with the DoD is performing very, very well. We had some licensing revenue – additional licensing revenue - in the second quarter and we think there are large opportunities going forward. We also are in the process of implementing a new ABIS opportunity with an important intel customer for a national intelligence opportunity. This is going well and we expect licensing revenue to start being generated in the third and fourth quarter on that.

Our executing an amended banking agreement was really about taking advantage of what we saw as an opportunity. And at a nominal cost we dramatically increased our flexibility and we are very comfortable now with meeting our covenants and providing for our working capital and our fixed assets needs.

On the negative side, we did see some slippage. We saw slippage in one international opportunity, particularly in Mexico, where we had hoped to have a booking on a National ID opportunity. We were told by the customer that we are the leading candidate for that opportunity. We still believe we are. The procurement is delayed, but we still believe it’s going to happen this year although we don’t have it in any of our numbers for the second half.

We’ve read about Registered Traveler ceasing operations. This was an opportunity we had where we were basically the system integrator on the CLEAR program. You saw in our results that we wrote off our receivable of about $1.2 - $1.3 million dollars relating to RT. And it impacted sales by about $5 million for the year. While that represents downside, we do have upside. There are many of us existing investors that are looking at an

L-1 INDENTITY SOLUTIONS

Moderator: Lisa Cradit

07-29-09/10:00 a.m. CT

Confirmation # 17939430

opportunity to restart the program. We are looking at being the main system integrator in that opportunity. We’re putting together a business plan that we will present to the potential investors. And while it remains now a short term downside, we think this could be an upside opportunity for us going forward. On the cautious side here, we have about $5 million in fixed assets related to this program. We think we’re going to recover those, but again, we’re cautiously optimistic we’re going to be able to put this program together, and with new investors get this thing restarted sometime in the second half.

So what else do I want to cover. I didn’t mention the intel group. They’re doing very well. We think they’re going to have a good year with over 10 percent organic growth for the year. And we think there’s good opportunity for them in cyber and various intel initiatives.

Second half, we all knew and we continue to see a ramp, particularly in the fourth quarter. But we feel good about that ramp and you should know we’re going to have organic growth in the second half of over 30 percent. This is going to be led by the Biometrics group which is going to be up over 25 percent. The Enrollment group is going to be up over 60 percent. Secure Credentialing is going to be up 15 percent in the second half. And the Intel group is going to be up over 20 percent versus the prior year in the second half. This will bring us to over 15 percent organic growth for the year. Which I think we’ll all agree, in this economy with companies shrinking, reporting lower sales across the board, to have 15 percent organic growth is quite an accomplishment.

We’re expecting to exit the year at over $800 million run rate, with sales of over $200 million in the fourth quarter, and EBITDA north of $30 million. So we’re encouraged. We feel good about the second half. It basically boils down to two opportunities. One involves an order for additional HIIDEs that we believe is in procurement. And we should be booking that within the next couple of weeks. And the second one involves additional IP – an additional IP opportunity with a U.S. customer. We’ve received the first tranche on that, it’s been approved by the customer. If we book that in the second half, our confidence of achieving our second half goals is very, very high.

L-1 INDENTITY SOLUTIONS

Moderator: Lisa Cradit

07-29-09/10:00 a.m. CT

Confirmation # 17939430

With that I’ll turn it over to Jim to give you some color on the numbers and then we’ll open it up for Q and A.

(Jim):	Thank you, Bob.

The press release provides a detailed summary regarding our second quarter and first half results. And Bob has outlined many of the key points regarding our operations, the current marketplace and our growing prospects. I’ll provide additional color regarding our financial performance and positioning relative to second half expectations.

For context around our results, it should be noted that reported results for the second quarter 2009 include Digimarc. As you know Digimarc was acquired back in August of 2008.

Overall the second quarter results represented a solid performance and a strong second step towards our full year expectations as we achieved our previously provided guidance and remained ahead of our plan through two quarters on all key metrics, revenue, EBITDA and free cash flow. Our reported revenues for the quarter were up 16 percent to $168 million, from $145 million in the previous year, and 22 percent for the first half.

There are several points regarding growth for the quarter and first six months. As Bob noted, the Company had difficult comparisons for the quarter and first half due to the large order from the Department of State. It should be noted that despite difficult comparables, our biometric and secure credentialing units’ first half booking of approximately $210 million in key markets such as driver’s license and the Department of Defense positioned these businesses for strong second half organic growth.

Excluding the cited items regarding comparables, the Company grew over 16 percent organically, driven by our enrollment and government service businesses. As Bob noted, our enrollment business has grown almost 50 percent organically, adding over $35 million in annual revenues from existing Federal and State contracts. And they continue to focus on expanding the existing footprint and addressing new domestic and international opportunities.

L-1 INDENTITY SOLUTIONS

Moderator: Lisa Cradit

07-29-09/10:00 a.m. CT

Confirmation # 17939430

The combination of our $1.1 billion + backlog and our expectation from certain follow-on projects, provides a strong base in support of our second half estimates. Key items of note, as Bob already noted, increased revenues from our existing driver’s license and Federal contracts, delivery of multi-modal solutions to our key Federal customer and international system projects, continued ramp up of our enrollment services contracts, New York and TWIC, to name a couple.

Overall approximately 96 percent of the estimated full year revenues will be derived from backlog and existing contract vehicles.

Gross margins. Reported gross margins for the quarter approximated 29 percent, cash margins of 35 percent, and these were in line with our expectations. Operating expenses as a percentage of revenue were 24 percent, down from 27 percent in the prior year due to the Company’s leverage of existing infrastructure, as well as continued opportunistic focus on synergies and a key focus on effective cost management. Our target has been 20 percent, and I can say operating expenses as a percentage of revenues will continue to decline to the 20 percent range on a cash basis for the full year as revenues continue to climb and we effectively leverage our resources.

Adjusted EBITDA was $24.2 million, or approximately 14 percent of revenues. The Company continues to target EBITDA margins in the 15 percent range for the full year. A couple of items of note, total reported interest expense for the quarter was $9.3 million, comprised of cash interest expense of $6.7 million on our senior debt and convertible debentures and the remaining $2.6 million relates to non-cash charges for financing fees and other amortization.

On shares outstanding, weighted average shares increased to 85.5 million, from 74.8 million in the prior year. And the Company continues to target 85 to 86 million shares on a fully diluted basis for the full year.

On the balance sheet, key items to note on the June balance sheet. Change in working capital for the quarter was a positive $3.5 million, reflecting effective management of our collection and vendors as well as a reduction in inventory

L-1 INDENTITY SOLUTIONS

Moderator: Lisa Cradit

07-29-09/10:00 a.m. CT

Confirmation # 17939430

levels as shipments in our Biometrics units were delivered. The Company had DSOs of approximately 63 days for the quarter, and continues to drive its overall DSOs to the 60 to 62 day range and manage inventory according to customer demand and backlog.

Total debt for the company was $463 million, down from $472 million in the prior quarter due to principal prepayments on our term loan – repayments. The debt balance is comprised of $288 million of term and $175 million of convertible debt. The company exceeds all of its financial covenants and has $135 million of capacity under its revolver.

Bob discussed our recent amendment to our term loan and the rationale. In this regard, the amendment was leverage and maturity neutral. In addition, all covenant requirements and thresholds remain the same. The outstanding balance was divided into two tranches. The first tranche of $159 million will remain under the same interest and amortization terms. The second tranche of $129 million will amortize at one percent annually and have a slightly higher interest rate of 50 basis points. The effect in lowering our amortization between now and the final maturity payment is $118 million, which will allow for additional working capital. And as a by product will positively improve our fixed charge coverage ratio.

Free cash flow for the quarter was $17 million and $23 million for the first half, almost $5 million ahead of our plan. The Company continues to target $75 to $85 million in unlevered free cash flow for the full year. And the Company will generate significant second half cash flows as cash operating profits increase and we’ll have significant internally-generated funds to cover all capital, financial obligations, as well as address additional pay down of debt levels.

Back to you, Bob.

Bob LaPenta:	Thanks, Jim. With that we’ll open it up for questions.

Operator:

At this time, if you have a question or comment please press star 1 on your touch tone phone. We ask that you limit your question to one per caller. If at any point your question is answered, you may remove yourself from the queue

L-1 INDENTITY SOLUTIONS

Moderator: Lisa Cradit

07-29-09/10:00 a.m. CT

Confirmation # 17939430

by pressing the pound key. If you have additional questions, we ask that you please re-enter the queue. Again, we do ask that while you pose your question that you pick up your handset to provide optimal sound quality. Thank you.

Our first question comes from Brian Gesuale at Raymond James.

Brian Gesuale:	Hi guys. Thanks for taking my questions today.

Bob, wondering if you could maybe elaborate on some of the things you guys are looking at over the next six months as you fill in kind of those singles and doubles around some of those bigger opportunities?

Bob LaPenta:	Well you know I think we’re seeing increased activity in the intel identity space, really around the world. Our bids outstanding are probably on an all time high.

Regarding the second half, we really don’t have any large opportunity that we don’t – that we think will impact our near term operations, other than the two I mentioned. One is the second compliment of HIIDEs for the Afghan build up. And another one is an IP enterprise opportunity with a U.S. customer that I can’t identify. Both of them have been approved. The HIIDE opportunity is in procurement. We expect to actually book that in the next couple of weeks. And the other one has been approved by the customer, is in the procurement cycle. And if we book both of those, again, I think our confidence goes from 90 percent to much higher than that for the second half.

Brian Gesuale:

Great. Maybe just following up on HIIDE because it’s so critical, margins as well, can you kind of give us an expectation of you know what the first half of the year for HIIDE looked like versus what you think this ramp will be in the second half.

Bob LaPenta:	I think we indicated that we have $11 million of HIIDE and PIER bookings in the first half and I think we’re talking about the same number in the second half.

Brian Gesuale:	OK. Terrific. And my final question, can you just – I think you mentioned that Registered Traveler was $5 million and you wrote off a receivable. Can

L-1 INDENTITY SOLUTIONS

Moderator: Lisa Cradit

07-29-09/10:00 a.m. CT

Confirmation # 17939430

you talk about any margin impacts? And correct me if those numbers were wrong, please.

Bob LaPenta:	Yes. We had – what margin were we recording on the recurring sales on that?

Bobby Basil:	Not much.

Bob LaPenta:

Not much. But it was important. The model on that program was we made an investment and we provided, really, the first year of implementation and maintenance for free. That was going to be recovered in subsequent years on a recurring basis. We basically had a 10 year contract for the system integration. We wrote off the receivable that we had on our books at the end quarter. Sales were ramping, in fact this year they were probably going to be somewhere around $7 million. But again, we’re encouraged by the fact that a lot of the prior and new investors are interested in re-initiating the program. We’re looking at it. We think there’s an opportunity to restart the program. We are the integrator. We have all of the equipment. We provide all the software. And with a new marketing model, I think it could be an exciting program.

Having said that, we have about $4 or $5 million of deferred costs and fixed assets on our books related to the program. If we’re unable to get the program restarted, that’ll be a non recurring item in the second half.

Brian Gesuale:	OK. Great. Thanks very much for taking my questions.

Operator:	Your next question comes from John Croke of Jefferies and Company.

John Croke:	Good morning.

I had a question with respect to the two programs you highlighted as somewhat of a swing factors to your outlook for the second half. Is there anyway to maybe size what the potential revenue contribution of these things is in 2009? And maybe help us get a better sense of what the full year might look at should things move around a little bit, maybe slip into 2010?

Bob LaPenta:	One is about $6 million and the other one is about $10 million.

L-1 INDENTITY SOLUTIONS

Moderator: Lisa Cradit

07-29-09/10:00 a.m. CT

Confirmation # 17939430

John Croke:	OK.

And then with respect to the bid and proposal pipeline you’re looking at today, is there any way to maybe size it for us or at least give an indication of demand you’re seeing in the market today versus maybe where we were at the beginning of the year?

Bob LaPenta:

We have large bids outstanding in New York State for new competes for ID programs. And I’ll call them now, PASS ID type opportunities for facial, for ABIS, facial recognitions systems, things of that nature. And I’m, again, pleased to note that over 31 States now have implemented facial recognition. And many of them are also implementing our document authentication capabilities.

We have a large opportunity that we’re bidding for TSA. It involves an airport. I call it verification / registration system. We believe that we are one of two qualified providers. That’s going to be decided in the second half. It’s a very nice program.

In Latin America, we have bids outstanding now probably for opportunities of over $300 to $400 million. We think India is going to be a very large opportunity for us. We are teamed with Tata and as you know, India is focusing on identity solutions. We are the sole provider to Tata for all government requirements. So we’re very encouraged about that.

In the Middle East, I think we’re well positioned. Our program that we mentioned and we booked last year is going very well. And we think that’s going to be a nice opportunity for us next year with additional HIIDEs and multi-modal mobile solutions.

So the bidding activity is robust. I’d have to go back to my office to come up with another six or seven names. But it’s very robust. But again, none of these are going to really impact short term operations or results.

John Croke:	But in the aggregate would you say that the opportunity today is larger than what it was six or 12 months ago?

L-1 INDENTITY SOLUTIONS

Moderator: Lisa Cradit

07-29-09/10:00 a.m. CT

Confirmation # 17939430

Bob LaPenta:

I think there’s no question about that. And although nobody has asked about our backlog, I think our backlog at the end of the half was around $1.1 billion, and we are estimating that by the end of the year it’ll be somewhere between $1.2 to $1.5 billion.

Jim DePalma:	Right. And absolutely on a macro basis, we see a lot more and a lot bigger.

John Croke:	Great. And then lastly, is your headcount up year to date and do you expect further growth by the end of the year?

Bob LaPenta:	I don’t know.

Jim DePalma:	Our headcount is flat to perhaps slightly down.

John Croke:	OK.

Jim DePalma:

We’ve been very frugal. We’ve added some resources in key areas where we need them, in R&D and sales and marketing. But we’ve been able to synergize with respect to some of the acquisitions that we’ve made.

Bob LaPenta:

Yes. If there are additions in the second half, we are going to add some software and system engineers to provide customer support on some of these Intel integrated opportunities we’re looking at. But that’s about it.

John Croke:	Great. Thank you very much, gentlemen.

Operator:	Our next question comes from Daniel Meron of RBC Capital Markets.

Daniel Meron:	Hi. Thank you.

Can you give us a little bit of insight between the solutions versus services and how should we think about it going forward? Should we look for more of a mix from the services side going forward?

Bob LaPenta:	You were breaking up. But I think the question was can you provide some color on the solution versus service mix, going forward.

Daniel Meron:	Yes, right. Then how’s the service side of security play into that?

L-1 INDENTITY SOLUTIONS

Moderator: Lisa Cradit

07-29-09/10:00 a.m. CT

Confirmation # 17939430

Jim DePalma:

I’ll let Bob talk about cyber security. From a composition standpoint, they’ve gone like 50/50. We see significant growth on both sides. So we don’t expect there to be much of a difference between that composition. Sort of 50/50.

Daniel Meron:

Got you. Then from the competitive landscape – I might have missed this earlier but you know there are a few projects where you know competition was very fierce and you have a lot of projects ahead of you. But you know was there anything specific that caused those to go one way or versus the other?

Bob LaPenta:

Yes. And you have to break that down into categories or various divisions of product lines. But I think it’s fair to say that I think we all know what the competitive landscape looks like. And you know it basically is comprised of ourselves you know as a major provider, SAGEM that continues to increase their presence and aggressiveness in the space and Cogent. I think our win ratios are impressive. I think the highest profile program that people have been talking about is NGI. We competed in that program really to establish a benchmark. Ourselves versus what we saw the competition to be. And I have to tell you, we did extremely well in the competition from a technology point of view. Our software clearly is in the first tier and it continues to get better and close the gap. I think we all know that – although I don’t think it’s been formally announced, that SAGEM is going to continue as the AFIS algorithm provider there. But you know that’s no surprise. And again it didn’t impact our results.

Relative to competitors that we see in the DoD, DHS, TSA, internationally, I would say that we’re winning our fair share of all of those competitions, both in software, in live scans, and in credentialing. So I’m pleased with our competitive position. And I think we’re really well positioned on some of these future opportunities.

Daniel Meron:

OK. And then when we look at the backlog, I think you entered the year with around a $1 billion you know if I do the math your conversion piece this year was about 70 percent or so. I know it’s (inaudible) correlation. But if you take the $1.2 to $1.5 billion of backlog at the end of the year, do you think that we should see the same kind of conversion to 2010 or should we see an

L-1 INDENTITY SOLUTIONS

Moderator: Lisa Cradit

07-29-09/10:00 a.m. CT

Confirmation # 17939430

acceleration there? Because it does sound there’s a lot of more of (inaudible) or it just takes looker to (inaudible) to revenue at this point?

Bob LaPenta:

Yes. Again, you broke up so I may only be partially answering your questions. But I’ll repeat what I said. The second half we’re going to have organic growth of over 30 percent. That’s going to be SCD plus 15 percent. Biometrics plus 25 percent. Enrollment plus 60 percent. And Intel, 20 percent. We’re going to end the year with a back log of $1.2 to $1.5 billion. Our organic growth this year is going to be around 15 percent. If you take out some of those non recurring sales for the printers and advance buys on Passport Cards, that would be north of 15 percent.

Relative to our planning, we’re not going to change our model. I indicated that we’re going to end the year with around $200 million in sales in the fourth quarter. And again you can – based on what we said about the opportunities that are key to achieving that you know plus or minus a little bit, but we’re going to be around a $800 million run rate. So if you assume $700 million this year and around $800 million next year, I don’t think that would be an unreasonable comparison.

Daniel Meron:	OK. And (inaudible) is a very similar (inaudible) conversions that you had of the (inaudible) to revenue this year, right? (inaudible).

Bob LaPenta:

You know we haven’t really run that out. It’s hard to say. But I think we’re confident that by the end of the year we’ll be in the $1.2 to $1.5 billion range which will be about a 25 percent increase I think.

Jim DePalma:	Right.

Bob LaPenta:	Over last year. Yes.

Daniel Meron:	Thank you. Good luck.

Bob LaPenta:	Thank you.

Operator:	Your next question comes from Michael French of Morgan Joseph.

Michael French:	Good morning, gentlemen.

L-1 INDENTITY SOLUTIONS

Moderator: Lisa Cradit

07-29-09/10:00 a.m. CT

Confirmation # 17939430

Bob LaPenta:	Good morning.

(Jim DePalma):	Good morning.

Michael French:	Question on if the CLEAR program is restarted, what would the structure look like as far as you are concerned?

Bob LaPenta:

We, again, would plan on being the system integrator. You know we would operate the system and our contribution would be operations, software. We’re not looking to make a large capital or equity investment in the program. That would be provided by current and potential new investors. Again, I don’t want to talk too much about who the current investors are. I’ll let them say that. But they are sizeable institutions that still have confidence in this system, and with an expanded marketing program, I think this could be an exciting opportunity.

Michael French:	OK, but would you be making the same revenue at the same margins under the new owners?

Bob LaPenta:	I think our revenue and margins could go up dramatically.

Michael French:	Why is that?

Bob LaPenta:	Well, because we would be the prime in operating this program.

Michael French:	OK. And an update on California on the process there. Have there been any developments?

Bob LaPenta:

I don’t know whether the contract has been signed. It’s been approved. What they did is they broke out the basic credentialing contract and facial recognition. Facial is going to have to be approved separately. But we’re expecting to begin implementing that program in the second half.

Michael French:	OK, and then that’s in the projections now?

Bob LaPenta:	Very little revenue. Jim indicated that 93 percent is coming out of backlog?

L-1 INDENTITY SOLUTIONS

Moderator: Lisa Cradit

07-29-09/10:00 a.m. CT

Confirmation # 17939430

Jim DePalma:	Ninety-four.

Bob LaPenta:	Ninety-four. So, you know if our sales are going to be somewhere around $375 – $380 million in the second half, 5 percent roughly

Jim DePalma:	Yes, 96 percent.

Bob LaPenta:	OK, so, 4 percent of that number is about $15 million, which is about what I said.

Jim DePalma:	Right. That’s right.

Michael French:

OK, very good. And then lastly on the Mexican opportunity, you seem to be taking a very conservative approach. Can you just provide a little more color on what’s going on and if you could address what is the probability that the matter could be resolved and the contract let by year-end?

Bob LaPenta:	Which opportunity are you talking about?

Michael French:	This is for the Mexican National ID.

Bob LaPenta:

Well, I think that President Calderon has made a public statement I think last week that a biometric National ID system involving iris and fingerprint will be let this year. We’ve been told that we’re in the lead. Again, it’s Mexico. We’ve been waiting for this now for about six months. You know it’s not in our numbers, but it would be a very nice win for us.

Michael French:	OK, very good. Thank you.

Operator:	Your next question comes from Jim Ricchiuti of Needham & Company.

Jim Ricchiuti:

Thanks. Yes, I just wanted to go back, Bob, to the comments you’ve been making about your backlog and the increase that you’re seeing for the end of the year. It’s a fairly substantial increase – $100 to $400 million – from where you are right now. I mean can you talk a little bit about which areas of your business you expect to see that increase? And I mean are we talking about – I assume a handful of decent size projects.

L-1 INDENTITY SOLUTIONS

Moderator: Lisa Cradit

07-29-09/10:00 a.m. CT

Confirmation # 17939430

Bob LaPenta:	Jim, do you want to give him some color on that?

Jim DePalma:

Sure. Again, it’s – the bulk of it is in – is in our solution area. It’s – there’s a wide array of opportunities across the board. There are some opportunities also in our government service business. So, I would say the list is there’s probably 10 to 12 of them and some of them range from you know the $5 to $10 million to more significant amounts.

Bob LaPenta:

Right. But to give you a little more color on that, New Jersey, for instance, we’re expecting an award on that over the next couple of weeks. There’s a Latin American opportunity that, on a discounted basis, is in that number probably for $50 to $100 million. It’s a National ID program. We have Nigeria, we have – let’s see, we have about $20 million in there for this Mexican opportunity. But, again, there are a lot of drivers, like, we haven’t booked California. That’s going to add to that number. So, yes, it’s a pretty gross book of opportunities.

Jim Ricchiuti:	OK. And can you talk a little bit about – you’ve talked in previous calls where you see (inaudible) going by the end of this year and next year. Can you maybe update that?

Bob LaPenta:

Yes, we’re going to have free cash flow in the second half of somewhere around $50 million – $55 million. And right now, you know we don’t see large capex requirements beyond what we’ve seen in the first half. In fact, it may be a little less. So, you know we should be able to use a high percentage of that to pay down debt, barring any other opportunities that we see.

Jim Ricchiuti:	OK. And just with respect to acquisition opportunities, Bob, what’s your view on that right now at this point?

Bob LaPenta:

I think, as you’ve seen, we’ve been very, very conservative in that regard. We have seen some opportunities and, again, they’re in the must-have category rather than the nice-to-have in order for us to give them any serious consideration.

Jim Ricchiuti:	OK, thanks a lot.

L-1 INDENTITY SOLUTIONS

Moderator: Lisa Cradit

07-29-09/10:00 a.m. CT

Confirmation # 17939430

Operator:	Once again, if you do have a question, you may press star one on your touch-tone phone at this time. Your next question comes from Michael Kim of Imperial Capital.

Michael Kim:

Hi. Good morning, guys. Just going back to HIIDE, you mentioned earlier about some opportunities to move beyond the U.S. military. Just if you’d expand on that in more detail and where you see some of those opportunities. Are they primarily on the international side or other domestic customers?

Bob LaPenta:

I would say mainly on the international side. You know we have an expanded customer base. A lot of people are testing our systems. They’re impressed with it. We recently got HIIDE V5 to the point where we can now demonstrate it to some of our perspective new customers. So, you know I think there are opportunities in the Middle East, in the Far East, and a lot of people are looking at this. Israel I think is looking at this seriously and I think India could be another major opportunity.

Michael Kim:	Is it your sense then you’d be able to see some of these opportunities come to fruition in the current year or more that you would expect to see throughout 2010?

Bob LaPenta:

We do not have any revenue associated with additional HIIDE opportunities this year. And, again, next year, the only real HIIDE opportunity where we’re kind of looking at including in our forecast is the one associated with that Middle East customer where the back end of that program incorporates a large HIIDE order once we complete the development which will be completed in the fourth quarter of this year.

Michael Kim:

OK, great. And then switching gears, are you guys getting any better visibility on potential stimulus opportunities? Obviously it’s been a little bit slow out of the gate, but you know it seems like maybe later in the year – early part of next year - there may be some more contracts being awarded.

Bob LaPenta:	With stimulus?

Michael Kim:	Yes, do you see any stimulus-related opportunities – any dollars flowing through towards the end of the year?

L-1 INDENTITY SOLUTIONS

Moderator: Lisa Cradit

07-29-09/10:00 a.m. CT

Confirmation # 17939430

Bob LaPenta:

You know I think most of the dollars, you know particularly with HIIDE, are not going to be incorporated in the base budget. So, we’re not counting on a lot of stimulus dollars flowing through. We do think we’ll see some additional dollars once PASS ID you know is enacted. And you know a lot of people look that – look at that like you know it’s a negative, but I actually believe it’s a positive for L-1 because it’ll eliminate a lot of the controversy, it’ll get a lot of the States moving, and it’ll provide funding. So, I think it’s going to be a good thing.

Other than that, I really don’t see any you know stimulus or you know outside of the normal funding that’s going to impact us.

Michael Kim:

OK. And then at this point, is Digimarc essentially fully integrated and are your expectations for capex being about 20 percent of revenue driven by you know the integration of that, as well as just continued execution?

Bob LaPenta:

Yes, I think the credentialing group has done a wonderful job of integrating the business. They’re all in the same facility. The marketing is coordinated and working well. Program performance is good across the board. They’re growing. As I mentioned, they’re going to have EBITDA this year consolidated that’s going to be up over 60 percent from last year – a combination of those efficiencies and synergies we talked about. We think additional opportunities may involve consolidating some of our call centers and field service, and that could be another $5 or $6 million.

Michael Kim:	OK, great. And one last housekeeping question – I don’t know if you provide a breakout on the funded level backlog versus the overall backlog.

Male:	It was primarily all funded.

Bob LaPenta:	It’s primarily all funded.

Michael Kim:	It’s all funded, OK. Great. Thank you very much.

Bob LaPenta:	Thank you.

Operator:	Your next question comes from Brian Ruttenbur of Morgan Keegan.

L-1 INDENTITY SOLUTIONS

Moderator: Lisa Cradit

07-29-09/10:00 a.m. CT

Confirmation # 17939430

Brian Ruttenbur:

Yes, thank you very much. The question I had, it’s been asked a little bit so far, but about your debt pay-down. You paid-down $5 million in this quarter and assuming you don’t make any acquisitions by year-end, would you be paying-down $0 – $25 – $30 – you know $10 million? What’s a number that I could put on this assuming you don’t make any acquisitions by year-end that could be paid down on debt?

Jim DePalma:

Well, we paid $8 million in this quarter. And you know our amortization for the next six months is about $10 million and depending on our capital requirements for new projects, my commitment right now is to pay down $10 but it could be more.

Brian Ruttenbur:	OK, and then next year, would the goal be to pay down you know $50 or $20?

Jim DePalma:	I would say our goal next year, barring any you know good, terrific projects that come our way, would be to accelerate the pay-down – absolutely.

Brian Ruttenbur:	OK, and then your earnings guidance – one of the questions I had it says excluded certain items – the .06 to .12 cents earnings excluded certain items. Can you tell me what those certain items are?

Bob LaPenta:	Just the RT?

Vince D’Angelo:	RT and M&A costs.

Bob LaPenta:	Yes.

Brian Ruttenbur:	OK, RT and M&A costs?

Bob LaPenta:	Right. Correct.

Brian Ruttenbur:	Great. And how much are those?

Bob LaPenta:	About $2 million.

Brian Ruttenbur:	Two million. Great. Thank you very much.

Bob LaPenta:	OK.

L-1 INDENTITY SOLUTIONS

Moderator: Lisa Cradit

07-29-09/10:00 a.m. CT

Confirmation # 17939430

Operator:	Your final question comes from Daniel Meron of RBC Capital Markets.

Daniel Meron:	Just a quick follow-up if I may. Can you give an update on the U.K. MIDAS project?

Bob LaPenta:	I’m sorry?

Daniel Meron:	U.K. Midas.

Bob LaPenta:

Oh, we’re working with the customer. It’s a long process. Our biometric division and Dr. Joseph Atick are leading that opportunity. We have great dialog going with the customer. We think we have a good solution. That is going to be decided some time in the fourth quarter. We don’t have any sales associated with that in our forecast.

Daniel Meron:	OK, great. Thank you.

Operator:	There are no further questions at this time. I would like to turn the floor back to Mr. Bob LaPenta for closing remarks.

Bob LaPenta:

Again, thanks for participating in the call. We’ll look forward to talking to you at the end of the third quarter and are excited about our opportunities and performance in the second half. Thanks very much.

Operator:

Thank you. This does conclude today’s teleconference. Today’s call was recorded and will be available for replay beginning at 2:00 p.m. Eastern time today. The dial-in number for the replay is 800-642-1687 for U.S. callers, and 706-645-9291 for those outside the U.S. Please use passcode 17939430. Please disconnect your lines at this time and have a wonderful evening.

END